Exhibit 99.1

Lantronix, Inc. Announces Appointment Of

Lewis Solomon to Board of Directors

IRVINE, Calif., May 21, 2008 -- Lantronix, Inc. (Nasdaq: LTRX), a leader in device networking and data center management technologies, today announced the appointment of Lewis Solomon, Chairman of SCC Company, a technology consulting firm, as an independent member of its Board of Directors, effective as of May 15, 2008. With Mr. Solomon’s election, Lantronix’s Board currently has seven members.

Prior to founding SCC Mr. Solomon was Executive Vice President of Alan Patricof Associates (“APA”), an international venture fund with over $300 million in committed or invested capital.  While at APA Mr. Solomon was the lead investor in many successful venture deals in the U.S. and was also active in its European investments. During that period Mr. Solomon served as a Director on numerous Boards where the firm had made equity investments. Mr. Solomon is currently on the Board of Directors of Anadigics, Inc. (NASDAQ: ANAD), a manufacturer of gallium arsenide semiconductors, and Harmonic, Inc. (NASDAQ: HLIT), a manufacturer of digital and fiber optic systems.

Howard Slayen, Chairman of the Board of Lantronix, stated, “Lew’s considerable technology consulting expertise – corporate strategy, sales and marketing – should prove invaluable to Lantronix as it builds upon the 18% year-over-year device networking revenue growth recorded in the third fiscal quarter of 2008. His experience as a seasoned technology and public company executive will serve as a sounding board to the management team as they move to optimize Lantronix’s sales and marketing infrastructure to more fully penetrate the device networking market. Lew also brings considerable knowledge of technology company finance and transaction expertise primarily from his tenure at Alan Patricof Associates.  I am delighted to welcome him to our Board of Directors and we all look forward to his contributions.”

Mr. Solomon joined APA after a 14-year career at General Instrument Corporation.  At the time of his departure Mr. Solomon was a Corporate Officer, Senior Vice President and Assistant to the CEO and also held a seat on the Company’s Operating Committee. His principle responsibilities encompassed corporate strategy, worldwide sales and marketing development and interim General Management turnaround assignments. He also successfully started and managed a $30 million corporate venture capital fund designed to provide “a window on technology” for GIC. Mr. Solomon began his General Instrument career as Vice President of Marketing for the semiconductor division and within two years was promoted to General Manager for that business unit.

About Lantronix

Lantronix, Inc. (NASDAQ: LTRX) is a global leader of secure communication technologies that simplify remote access, management, and control of virtually any electronic device. Our innovative solutions enable businesses to make better decisions based on real-time information and help gain a competitive advantage by generating new revenue streams, improving productivity and increasing efficiency and profitability. Easy to integrate and deploy, Lantronix product families include: DeviceLinx(tm) -- remote connectivity and control solutions for electronic equipment via the Internet; ManageLinx(tm) -- powerful application services platform providing secure remote access to firewall-protected equipment; and SecureLinx(tm) -- secure, remote management for IT equipment over the Internet. With more than 20 years of networking experience, Lantronix solutions are used in every major vertical market including security, industrial and building automation, medical, transportation, retail/POS, financial, government, consumer electronics/appliances, IT/data center, and pro-AV/signage. The company's headquarters are located in Irvine, Calif. For more information, visit www.lantronix.com

This news release contains forward-looking statements, including statements concerning our ability to leverage recently introduced products to further the M2M market. These forward-looking statements are based on current management expectations and are subject to risks and uncertainties that could cause actual reported results and outcomes to differ materially from those expressed in the forward-looking statements, including but not limited to: quarterly fluctuations in operating results; its ability to identify and profitably develop new products that will be attractive to its target markets, including the M2M market and the timing and success of new product introductions; changing market conditions and competitive landscape; government and industry standards; market acceptance of Lantronix’s products, by its customers; pricing trends; actions by competitors; future revenues and margins; changes in the cost or availability of critical components; unusual or unexpected expenses; and cash usage including cash used for product development or strategic transactions; and other factors that may affect financial performance. For a more detailed discussion of these and other risks and uncertainties, see Lantronix’s recent SEC filings, including its Form 10-K for the fiscal year ended June 30, 2006, and its subsequent reports on Form 10-Q and Form 8-K. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Lantronix undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contacts:
Lantronix, Inc.
Reagan Sakai, Chief Financial Officer
(949) 453-3990

The Piacente Group (Investor Relations Counsel)
Sanjay M. Hurry
(212) 481-2050
sanjay@tpg-ir.com

Lantronix and XPort are registered trademarks of Lantronix, Inc. All other trademarks are properties of their respective owners.